Exhibit 11.1

                           GREENMAN TECHNOLOGIES, INC.

                     STATEMENT REGARDING NET LOSS PER SHARE

                                  MAY 31, 1997



                                                                    YEAR ENDED        YEAR ENDED          YEAR ENDED
                                                                   MAY 31, 1995      MAY 31, 1996        MAY 31, 1997


Net loss..........................................                $ (1,092,006)     $ (1,578,321)        $ (7,006,479)
                                                                  =============     =============        =============

Shares used in calculation of loss per share:

    Common shares outstanding (1).................                   2,343,333                 --                  --

    Common equivalent shares (2)..................                   1,754,000                 --                  --

      Weighted Common shares outstanding pre - IPO (1 and 2)                --          1,376,973                  --

      Weighted Common shares outstanding post - IPO                         --          3,307,287           5,613,942
                                                                 -------------        -----------         -----------
                                                                     4,097,333          4,684,260           5,613,942
                                                                 =============       ============         ===========
Net loss per share................................                      $ (.27)            $ (.34)            $ (1.25)
                                                                 =============       ============         ===========



(1) Includes all common shares outstanding prior to the initial public offering in accordance with the Staff Accounting Bulletin.

(2) Includes common equivalent shares outstanding as follows: (i) 500,000 shares of Class A convertible preferred stock convertible into 500,000 shares of common stock; (ii) 259,000 shares of common stock issued pursuant to convertible debt at the closing of the initial public offering; (iii) 695,000 shares issuable pursuant to outstanding stock options and warrants; and (iv) 300,000 shares of Class B convertible preferred stock convertible into 300,000 shares of common stock. All of these shares were issued or have exercise prices per share which are less than the initial public offering price per share. The treasury stock method was not used in calculating common equivalent shares.